Exhibit 99.1

First Quarter 2024 - Earnings Release

FOR IMMEDIATE RELEASE

From: Heather H. Almond

Uwharrie Capital Corp

704-983-6181

Date: April 29, 2024

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $1.10 billion at March 31, 2024, versus $1.07 billion at December 31, 2023. During the first quarter of 2024, the Bank experienced growth in both loans and core deposits due to continued relationship development in the markets we serve.

Net income for the three-month period ended March 31, 2024 was $2.4 million versus $2.0 million for the same period in 2023. For the three months ended March 31, 2024, net income available to common shareholders was $2.2 million, or $0.31 per share, compared to $1.8 million, or $0.25 per share, for March 31, 2023. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

The year-over-year improvement in net income as of March 31, 2024 is due to improvement in net interest margin and reduced requirements of our credit loss reserve associated with our loan portfolio as asset quality remains strong.

Contact Heather Almond, Chief Financial Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.